Exhibit 99.1

GeoVax Issues Shareholder Update Letter

Updates Provided on Financial Status and Development Programs

ATLANTA, GA, August 2, 2019 – GeoVax Labs, Inc. (OTCQB: GOVX), a biotechnology company developing human vaccines and immunotherapies, today issued an update letter to its shareholders and other interested parties. In the letter, GeoVax President and CEO, David Dodd, addresses the recent erosion of GeoVax’s common stock price and provides an update on each of the Company’s development programs, including its shifting focus to immuno-oncology. The letter is posted to the Company’s website and can be read in its entirety by visiting https://www.geovax.com.

About GeoVax

GeoVax Labs, Inc. is a clinical-stage biotechnology company developing human vaccines against infectious diseases and cancer using a novel patented Modified Vaccinia Ankara-Virus Like Particle (MVA-VLP) based vaccine platform. On this platform, MVA, a large virus capable of carrying several vaccine antigens, expresses proteins that assemble into VLP immunogens within (in vivo) the person receiving the vaccine. The production of VLPs in the person being vaccinated mimics virus production in a natural infection, stimulating both the humoral and cellular arms of the immune system to recognize, prevent, and control the target infection. The MVA-VLP derived vaccines elicit durable immune responses in the host similar to a live-attenuated virus, while providing the safety characteristics of a replication-defective vector.

GeoVax’s current development programs are focused on preventive vaccines against HIV, Zika Virus, hemorrhagic fever viruses (Ebola, Sudan, Marburg, and Lassa), and malaria, as well as therapeutic vaccines against chronic Hepatitis B infections and multiple cancers. The Company has designed the leading preventative HIV vaccine candidate to fight against the subtype of HIV prevalent in the larger commercial markets of the Americas, Western Europe, Japan, and Australia; this program is currently undergoing human clinical trials managed by the HIV Vaccine Trials Network (HVTN) with the support of the National Institutes of Health (NIH). GeoVax’s HIV vaccine is also part of collaborative efforts to develop an immunotherapy as a functional cure for HIV. For more information, visit www.geovax.com.

Contact:

GeoVax Labs, Inc.

investor@geovax.com

678-384-7220